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                                                                   EXHIBIT 23(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Glacier Bancorp, Inc.

We consent to the inclusion by reference in the registration statements on Forms S-8 (Files No. 333-105995, No. 333-36514, No. 333-52498, No. 333-64924 and No.
333-125024) of our report dated February 23, 2007 on our audits of the consolidated statements of financial condition as of December 31, 2006 and 2005, and the consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the years then ended of Glacier Bancorp, Inc

                                        \s\ BKD, LLP

Denver, Colorado
February 23, 2007